As filed with the Securities and Exchange Commission on January 16, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mural Oncology plc

(Exact Name of Registrant as Specified in Its Charter)

Ireland	98-1748617
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10 Earlsfort Terrace Dublin 2, DO2 T380, Ireland	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Mural Oncology plc 2024 Inducement Stock Option and Incentive Plan

(Full Title of the Plan)

Caroline Loew, Ph.D.

Chief Executive Officer

Mural Oncology plc

852 Winter Street

Waltham, MA 02451

(Name and Address of Agent For Service)

(781) 614-0100

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Stuart M. Falber, Esq.

Scott N. Lunin, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

and

Christopher McLaughlin

Arthur Cox LLP

10 Earlsfort Terrace

Dublin 2, D02 T380, Ireland

+353 1 920 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a) The Registrant’s Registration Statement on Form 10 (File No. 001-41837) initially filed with the Commission on October 10, 2023, as amended by Amendment No.  1 as filed with the Commission on October 26, 2023 (as so amended, the “Form 10”);

(b) The Registrant’s Quarterly Report on Form 10-Q (File No. 001-41837) for the fiscal quarter ended September 30, 2023, as filed with the Commission on December 14, 2023;

(c) The Registrant’s Current Reports on Form 8-K (File No. 001-41837) filed with the Commission on October  31, 2023 and November 15, 2023; and

(d) The description of the Registrant’s Ordinary Shares contained in the Information Statement filed with the Commission as Exhibit 99.1 to the Form 10, and including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Irish Companies Act 2014 permits a company to pay the costs or discharge the liability of a director or a secretary only where favorable judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or a secretary of the Registrant. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in such company’s articles of association or any contract between the director or secretary and such company.

Pursuant to the Registrant’s Amended and Restated Memorandum and Articles of Association, the Registrant will indemnify its current and former executives, any person who is serving or has served at the request of the Registrant as a director, executive or trustee of another company, joint venture, trust or other enterprise, and its directors and secretaries to the fullest extent permitted by law against liabilities that are incurred by such executives, trustees, directors and secretaries while executing the duties of their respective offices. However, under the articles of association of the Registrant, such executives, trustees, directors and secretaries will not be entitled to indemnification by the Registrant if they are adjudged to be liable for fraud or dishonesty in the performance of their duties to the Registrant.

The directors, secretaries, and certain current and former executives of the Registrant, and certain directors and officers of certain of the Registrant’s subsidiaries, including Mural Oncology, Inc., are entitled to be indemnified pursuant to indemnification agreements with the Registrant and/or Mural Oncology, Inc. Under the terms of these indemnification agreements, the Registrant and/or Mural Oncology, Inc., as applicable, indemnifies each relevant director, secretary, or officer to the maximum extent permitted by law for expenses actually and reasonably incurred by the director, secretary, or officer in relation to claims brought against such director, secretary, or officer that arise from actions taken while acting as a director, secretary, or officer of the Registrant and/or its subsidiaries, except to the extent that such indemnification is prohibited by applicable law or would be duplicative of amounts otherwise actually provided to such director, secretary, or officer in relation to such claims. The Registrant and/or Mural Oncology, Inc. will, to the maximum extent permitted by law, advance the expenses of such director, secretary, or officer in connection with his or her defense. Each director, secretary, or officer undertakes, to the fullest extent required by law, to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant and/or Mural Oncology, Inc., as applicable.

The Registrant has also obtained directors’ and officers’ liability insurance which insures its executives and directors against certain liabilities that such persons may incur in their capacities as officers and/or directors of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association of Mural Oncology plc (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001- 41837), filed with the Commission on November 15, 2023)

5.1*	Opinion of Arthur Cox LLP

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Arthur Cox LLP (included in Exhibit 5.1)

24.1*	Power of attorney (contained on signature page hereto)

99.1*	Mural Oncology plc 2024 Inducement Stock Option and Incentive Plan and forms of award agreements thereunder

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 16th day of January, 2024.

Mural Oncology plc

By:	/s/ Caroline Loew
Name: Caroline Loew, Ph.D.
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers, directors and/or authorized representative in the United States of the Registrant hereby severally constitute and appoint Caroline Loew, Adam Cutler and Maiken Keson-Brookes our true and lawful attorneys-in-fact, with full power of substitution, to sign for us and in our names and the capacities indicated below, to execute and cause to be filed with the U.S. Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, with exhibits thereto and all other documents in connection therewith, and generally to do or cause to be done by virtue hereof all things in our names and on our behalf in such capacities to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the U.S. Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Caroline Loew Caroline Loew, Ph.D.	Director and Chief Executive Officer (Principal Executive Officer)	January 16, 2024

/s/ Adam Cutler Adam Cutler	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 16, 2024

/s/ Susan Altschuller Susan Altschuller, Ph.D., MBA	Director	January 16, 2024

/s/ Francis Cuss Francis Cuss, M.B., B.Chir., FRCP	Director	January 16, 2024

/s/ Benjamin Hickey Benjamin Hickey, MBA	Director	January 16, 2024

/s/ Scott Jackson Scott Jackson, MBA	Director	January 16, 2024